9.3.2   Code of Ethics

9.3.2.1 Statement of General Principles

9.3.2.1.1 Adherence to Ethical Standards of Vontobel Group

The emphasis placed on the observance of the highest ethical standards by the Vontobel Group's management is well known to the Swiss financial marketplace. The cornerstones of its standing in the financial community are its integrity and, as a predominantly family controlled organization, its independence from commercial considerations that could lead it to place its own interest before that of its clients. As a subsidiary of Vontobel Holding, Vontobel Asset Management, Inc. is held to the same standards of ethical conduct that govern the business activities of the Vontobel Group.

9.3.2.1.2 Compliance with Applicable U.S. Legislation

As an investment adviser registered with the US Securities and Exchange Commission (—SEC||), Vontobel Asset Management, Inc., is subject to the provisions of the Advisers Act (the “Advisers Act”). Rule 204A-1 under the Advisers Act requires all investment advisers to adopt and maintain a code of ethics and requires the adviser’s personnel to prepare and submit certain specified reports. A copy of Section 204A-1 is included in Appendix A.

Section 206 of the Advisers Act provides that it shall be unlawful for any investment adviser, either directly or indirectly:

(1)     to employ any device, scheme, or artifice to defraud any client or prospective client;

(2)     to engage in any transaction, practice, or course of business which operates as a fraud or deceit upon any client or prospective client;

(3)     acting as principal for his own account, knowingly to sell any security to or purchase any security from a client, or acting as broker for a person other than such client, knowingly to effect any sale or purchase of any security for the account of such client, without disclosing to such client in writing before the completion of such transaction the capacity in which he is acting and obtaining the consent of the client to such transaction;

(4)     to engage in any act, practice, or course of business that is fraudulent, deceptive, or manipulative.

Vontobel Asset Management, Inc. is also subject to certain provisions of the

Investment Company Act of 1940 (the —Investment Company Act||) with respect to fraudulent trading, as discussed in Section 4 hereunder, and the Insider Trading and Securities Fraud Enforcement Act of 1988, as discussed in Section 5 hereunder.

Vontobel Personnel shall at all times comply with these and all other laws and regulations that may be applicable to Vontobel Asset Management, Inc.’s business. In some instances, where such laws and regulations may be ambiguous and difficult to interpret, Vontobel Personnel shall seek the advice of Vontobel Asset Management, Inc.’s management, who shall obtain the advice of outside counsel as is necessary to comply with this policy of observance of all applicable laws and regulations. Excerpts from the securities legislation cited above are provided in Appendix A.

9.3.2.1.3 General Principles

This Code of Ethics is based on the following principles:

(a)     The officers, directors and employees (—Personnel||) of Vontobel Asset Management, Inc. owe a fiduciary duty to all Vontobel Clients and, therefore, must at all times place the interests of Vontobel Clients ahead of their own.

(b)     Vontobel Personnel shall avoid any conduct that could create any actual or potential conflict of interests, and must ensure that their personal securities transactions do not in any way interfere with, or appear to take advantage of, the portfolio transactions undertaken on behalf of Vontobel Clients.

(c)     Vontobel Personnel shall not take inappropriate advantage of their positions with Vontobel Asset Management, Inc. to secure personal benefits that would otherwise be unavailable to them.

It is imperative that all Vontobel Personnel avoid any situation that might compromise, or call into question, the exercise of fully independent judgment in the interests of Vontobel Clients. All Vontobel Personnel are expected to adhere to these general principles in the conduct of the firm’s business, even in situations that are not specifically addressed in this Code’s provisions, procedures and restrictions. Serious and/or repeated violations of this Code may constitute grounds for dismissal.

9.3.2.1.4 Definitions

For purposes of this Code:

“Beneficial Ownership” and “Beneficial Owner(s)” shall be as defined in Section 16 of the Securities Exchange Act of 1934, which, generally speaking, encompasses those situations where the Beneficial Owner has the right to enjoy some economic benefits which are substantially equivalent to ownership regardless of who is the registered owner (see Appendix A). This would include:

(a)     securities which a person holds for his or her own benefit either in bearer form, registered in his or her own name or otherwise, regardless of whether the securities are owned individually or jointly;

(b)     securities held in the name of a member of his or her immediate family or any adult living in the same household;

(c)     securities held by a trustee, executor, administrator, custodian or broker;

(d)     securities owned by a general partnership of which the person is a member or a limited partnership of which such person is a general partner;

(e)     securities held by a corporation which can be regarded as a personal holding company of a person; and,

(f)     securities recently purchased by a person and awaiting transfer into his or her name.

The “Corporation” shall mean Vontobel Asset Management, Inc.

“Security” shall have the meaning set forth in Section 202(a)(18)of the Advisers Act (see Appendix A), irrespective of whether the issuer is a US or non-US entity and whether the security is being held by a US or non-US custodian or, directly or indirectly, in personal custody; except that it shall not include:

(a)     shares of an investment club account

(b)     securities issued by the US Government or US federal agencies that are direct obligations of the US

(c)     bankers’ acceptances, bank certificates of deposit and commercial paper

(d)     shares of registered open-end investment companies (mutual funds) that Vontobel does not advise or sub-advise

(e)     ETFs that Vontobel does not manage and that are based on a broad-based index

(f)      common securities indices

(g)     commodities

In addition to the items defined to be securities in Section 202(a)(18) of the Advisers Act, the following are expressly deemed to be securities subject to this Code:

(a)     ADR’s, ADS’s, GDR’s,

(b)     any type of preferred stock

(c)     corporate bonds

(d)     shares of registered open-end investment companies (mutual funds) that Vontobel advises or sub-advises.

(e)     closed-end investment funds that Vontobel advises or sub-advises.

“Purchase or sale of a security” shall include the writing of an option to purchase or sell a security.

A security is “being considered for purchase or sale” or is “being purchased or sold” when a recommendation to purchase or sell the security by a Vontobel Asset Management, Inc. portfolio manager is under serious consideration or has already been made and the transaction executed.

“Restricted List” shall mean the list of securities (i) being considered for purchase or sale on behalf of a Vontobel Client; or (ii) being purchased or sold by a Vontobel Client.

“Vontobel Client(s)” shall mean both individual and institutional clients (including corporations, investment companies, trusts, endowments, foundations and other legal entities), whether resident or non-US-resident, for whom Vontobel Asset Management, Inc. provides investment supervisory services (discretionary management) or manages investment advisory accounts not involving investment supervisory services (non-discretionary management).

“Vontobel Employee(s)” shall include officers and employees of the Corporation.

“Vontobel Personnel” shall include officers, employees and directors of the Corporation.

—New Security|| shall mean the establishment of a position which is not currently held by a client portfolio on the day the position is established.

9.3.2.1.5 Principles for Doing Business

Confidentiality

Confidentiality is a fundamental principle of the investment management business. Vontobel Employees must maintain the confidential relationship between the Corporation and each of its Clients. Confidential information such as the identity of Vontobel Clients and the extent of their account relationship, must be held inviolate by those to whom it is entrusted and must never be discussed outside the normal and necessary course of the Corporation’s business. To the extent possible, all information concerning Vontobel Clients and their accounts shall be shared among Vontobel Employees on a strictly need-to-know basis. In this regard, Vontobel Employees shall be careful not to divulge to their colleagues or any third party any information concerning a Vontobel Client that could be considered “inside information”, as that term is defined in Section 5 hereof.

Conflicts of Interests

It shall be the first obligation of every Vontobel Employee to fulfill his or her fiduciary duty to Vontobel Clients. No Vontobel Personnel shall undertake any outside employment, or engage in any personal business interest, that would interfere with the performance of this fiduciary duty. No Vontobel Personnel may act on behalf of the Corporation in any transaction involving persons or organizations with whom he or she, or his or her family, have any significant connection or financial interest. In any closely held enterprise, even a modest financial interest held by the Vontobel Personnel, or any member of his or her family, should be viewed as significant.

Service as an Outside Director

No Vontobel Personnel shall become a director or any official of a business organized for profit without first obtaining written approval from the Board of Directors of the Corporation based upon its determination that such board service would not be inconsistent with the interests of the Corporation and its Clients.

Personal Fiduciary Appointments

No Vontobel Personnel shall accept a personal fiduciary appointment without first obtaining the written approval of the Board of Directors of the Corporation, unless such appointment results from a close family relationship.

Service on Civic and Charitable Organizations

The Corporation encourages its employees to participate in local civic and charitable activities. In some cases, however, it may be improper for a Vontobel Employee to serve as a member, director, officer or employee of a municipal corporation, agency, school board, or library board. Such service is appropriate when adequate assurances, in writing, are first given to the Corporation that business relationships between the Corporation and such entities would not be prohibited or limited because of statutory or administrative requirements regarding conflicts of interests.

Fees to Consultants and Agents

Any and all fees and payments, direct or indirect, to consultants, agents, solicitors and other third-party providers of professional services must be approved by the Chief Executive Officer prior to conclusion of any formal arrangements for services. No remuneration or consideration of any type shall be given by any Vontobel Personnel to any person or organization outside of a contractual relationship that has received the prior approval of the Chief Executive Officer.

Personal Benefits

No Vontobel Personnel, or member of his or her family, may give or accept a personal gift, benefit, service, form of entertainment, or anything of more than de minimis or nominal value ($200) (“gift”) from Vontobel Clients, suppliers, service providers, brokers and all other parties with whom the Corporation has contractual or other business arrangements (—Vontobel Client||), if such gift is made because of the recipient’s affiliation with the Corporation or with a Vontobel Personnel.

Any Vontobel Personnel who receives a gift, regardless of value, from a Vontobel Client shall promptly notify the Chief Compliance Officer, or his designee, via an online compliance system known as Employee TradeSphere.

Vontobel has retained a third party service provider, Financial Tracking Technologies, LLC (FTT), to provide web-based automated compliance services. Among a suite of compliance related offerings by FTT, the employee compliance module, Employee TradeSphere (ETS), is a portal through which employees meet their compliance obligations. Through this secure, web-based platform, Vontobel Personnel are able to perform a variety of compliance related tasks, including, among other tasks:

• Personal trade pre-clearance
• Code of Ethics delivery and certification
• Compliance Manual delivery and certification
• Political contribution pre-clearance and certification
• Gifts giving or acceptance pre-clearance
• Personal account establishment or modification
• Holdings and Transactions reporting and certification
• Outside Business Activity

A request for gift pre-clearance is made on ETS through a 4-step, paperless process:

(1) An employee enters ETS through a login and password on their website;

(2) After logging in, the employee locates the new activity tab, the clicking of which opens a web form containing the fields necessary to enter information about the proposed gift;

(3) Once the necessary information has been filled in, the request is then sent electronically for approval or denial to the Chief Compliance Officer or designee who shall determine whether the gift exceeds the de minimis value and whether the gift shall be retained by the Vontobel Personnel or member of his or her family, returned to the donor, or donated without tax deduction to a charitable organization selected by the Chief Compliance Officer, subject to the approval of the Chief Executive Officer. Where the value of the gift is not readily ascertainable, the Chief Compliance Officer or designee shall make a good faith determination of the gift’s value based on the known value of comparable items; and,

(4) The decision of the Chief Compliance Officer or designee is then sent via email to the Vontobel Personnel, who may not accept the gift until such decision has been received.

Any Vontobel Personnel who wishes to give a gift, regardless of value, to a Vontobel Client shall promptly pre-clear the gift with the Chief Compliance Officer or designee in the manner described above and may give the gift only upon prior approval. The Chief Compliance Officer or designee shall determine whether the gift exceeds the de minimis value and whether the gift shall be given by the Vontobel Personnel.

Personal Fees and Commissions

No Vontobel Personnel shall accept personal fees, commissions or any other form of remuneration in connection with any transactions on behalf of the Corporation or any of its Clients.

Dealings with Suppliers

Vontobel Personnel shall award orders or contracts to outside suppliers on behalf of the Corporation solely on the basis of merit and competitive pricing, without regard to favoritism or nepotism.

Borrowing

No Vontobel Personnel, or member of his or her family, may borrow money from any Vontobel Client or any of the Corporation’s suppliers, service providers, brokers and all other parties with whom the Corporation has contractual or other business arrangements under any circumstances.

Political Contributions

Vontobel Asset Management, Inc. shall make no contributions to political parties or candidates for public office.

Political Contributions by Vontobel Personnel - —Pay to Play|| Policy

I. PURPOSE

This Policy establishes the procedures through which Vontobel will comply with Rule 206(4)-5 under the Investment Advisers Act of 1940 (—Advisers Act||) and related recordkeeping rules in Advisers Act Rule 204-2, regarding political activity by investment advisers who do business with government entities.

The intent of Advisers Act Rule 206(4)-5 is to remove the connection between political contributions to state and local officials who may have influence over the awarding of government and public pension investment advisory business (i.e., —pay-to-play|| practices). Rule 206(4)-5 is designed to address pay-to-play practices by:

• Prohibiting investment advisers from being compensated for investment advisory services provided to a state or local government entity for two years if covered employees of the firm make political contributions to certain officials of that government entity in excess of certain de minimis levels;

• Prohibiting solicitation or coordination of political contributions to such officials or certain state or local party committees;

• Only allowing employees of the investment adviser and certain regulated entities to solicit investment advisory business from government entities; and,

• Requiring investment advisers to maintain books and records relating to state and local government entity clients, political contributions, use of placement agents, and information relating to covered employees.

II. DEFINITIONS

A.     Contribution means any payment, gift, subscription, loan, advance, or deposit of money or anything of value made for:

1.      The purpose of influencing any election for federal, state or local office;

2.      The payment of debt incurred in connection with any such election; or

3.      Transition or inaugural expenses incurred by the successful candidate for state or local office.

This includes not only monetary contributions, but also in-kind contributions such as payment for services or use of facilities, personnel or other resources to benefit any federal, state or local candidate campaign, political party committee, or other political committee or political organization exempt from federal income taxes under Section 527 of the Internal Revenue Code (such as the Republican or Democratic Governors Association); or the inaugural committee or transition team of a successful candidate. Volunteer services provided to a campaign by Vontobel Personnel on their own personal time are not considered Contributions.

B.     Covered Associate means, for purposes of this Policy, all Vontobel Personnel. The determination of whether any other person or entity is a Covered Associate shall be made by the Compliance Department.

C.     Solicit a Government Entity for Investment Advisory Services means a direct or indirect communication with a state or local Public Official or Government Entity for the purpose of obtaining or retaining Investment Advisory Services. The following are examples of when such solicitation may result:

1.      Leading, participating in or being present at a sales/solicitation meeting with a state or local Public Official or Government Entity, such as a government pension plan or general fund;

2.      Holding oneself out as part of the investment advisory services sales/solicitation effort with a state or local Public Official or Government Entity;

3.      Signing a submission to a Request for Proposal in connection with Investment Advisory Services with a state or local Public Official or Government entity;

4.      Receiving a finder’s fee for helping Vontobel obtain or retain Investment Advisory Services with a state or local Government Entity; and,

5.      Making introductions between Public Officials and one or more Vontobel Personnel.

All specific questions regarding activities that may be considered an impermissible solicitation under this Policy should be directed to the Compliance Department.

D.     Public Official means any person (including any election committee for the person) who was, at the time of the Contribution, an incumbent, candidate or successful candidate for elective office of a Government Entity.

E.     Government Entity means any state or local government; any agency, authority or instrumentality of a state or local government; any pool of assets sponsored by a state or local government (such as a defined benefit pension plan, separate account or general fund); and any participant-directed government plan (such as 529, 403(b), or 457 plans).

F.     Investment Advisory Services - The types of business subject to SEC Rule 206(4)-5 include:

1.      Providing investment advisory services directly to a Government Entity;

2.      Being an adviser (e.g., general or managing partner) or sub-adviser to the following types of investment pools/funds:

(a)     Investment pools/funds that are registered with the SEC (such as mutual funds) that are offered by a Government Entity in a government-sponsored plan (such as a 529, 403(b), or 457 plan) as an option for participants/retirees to invest in. Unless the registered investment pool/fund is offered as an option in such government plan, a Government Entity merely investing in the registered pool is NOT covered.

(b)     Investment pools/funds that are not registered with the SEC, such as hedge funds, private equity funds, venture capital funds, and collective investment trusts in which Government Entities invest.

G.     Coordinating Contributions means bundling, pooling, delivering or otherwise facilitating the Contributions made by other persons.

H.     Soliciting Contributions means to communicate, directly or indirectly, for the purpose of obtaining or arranging a Contribution.

I.       Political Action Committee (PAC) includes, but is not limited to, political committees generally referred to as PACs, such as separate segregated funds or non-connected committees within the meaning of the Federal Election Campaign Act, or any state or local law equivalent.

III. POLICIES AND PROCEDURES FOR POLITICAL ACTIVITY BY COVERED ASSOCIATES

A.     Pre-Approval of Contributions, Coordination and Solicitation of Contributions, and Fundraising

1.      Contributions: All Vontobel Personnel are required to obtain approval from the Compliance Department prior to making any Contribution. Vontobel Personnel may request such approval via a specially designated web form in ETS in the manner described above in Section 3.7. The Compliance Department will review and evaluate each Contribution request to determine whether the Contribution is permissible based upon the requirements of Rule 206(4)-5 and any other Vontobel policy.

2.      Coordinating or Soliciting Contributions, or Political Fundraising: Also via ETS, all Vontobel Personnel must obtain approval from the Compliance Department prior to Coordinating or Soliciting Contributions, or engaging in any other political fundraising.

B.     Prohibition Against Establishing or Controlling a Political Action

Committee Vontobel Personnel are prohibited from establishing, controlling, contributing to or otherwise being involved with a PAC without pre-approval from the Compliance Department.

C.     Examples of Permissible or Potentially Permissible Contributions; Pre- Approval Required
Although all Vontobel Personnel Contributions must be pre-approved by the Compliance Department, the Contributions described below are examples of those which may be approved pursuant to the pre-approval process.

Contributions to any Public Official, if:

1.      The Vontobel Personnel is entitled to vote for such Public Official and the Contribution(s) do not exceed $350 per election; or

2.      The Vontobel Personnel is not entitled to vote for such Public Official and the Contribution(s) do not exceed $150 per election.

All other requested Contributions will be considered on a case-by-case basis and will only be permitted if the Compliance Department determines that such Contribution will not violate Rule 206(4)-5.

D.     Indirect Contributions
Vontobel Personnel are prohibited from performing any act which would result in a violation of Rule 206(4)-5 and/or this Policy, whether directly or indirectly, or through or by any other person or means. This means that they may not use other persons or entities, including Vontobel affiliates, placement agents, or third-party PACs, as “conduits” to circumvent Rule 206(4)-5 and/or this Policy. Contributions made by others (for example, spouses, family members, attorneys, businesses, etc.) at the direction or suggestion of an Vontobel Personnel are considered to be made by that Vontobel Personnel for purposes of this Policy and must be pre-cleared.

E.     Volunteering for a Campaign
Vontobel Employees are not prohibited from volunteering to serve on political campaigns or providing any other services that would not be considered a Contribution under this Policy. However, no Vontobel Employee may undertake any political activity (i) using Vontobel’s name, (ii) during working hours, (iii) on Vontobel’ premises and/or (iv) with the use of any Vontobel equipment, property or personnel without obtaining pre-approval from the Compliance Department via ETS.

F.     Quarterly Political Contributions Certification Form
At the end of each calendar quarter, Vontobel Personnel are required to report and certify to the Compliance Department via a specially designated web form in ETS their political contributions for the quarter. The Compliance Department will review the report for any Contributions that were not pre-cleared or otherwise violated this Policy and take corrective action as prescribed under Rule 206(4)-5.

G.     New Vontobel Employees
Because Contributions made within two years prior to becoming a Vontobel Employee may trigger a ban on receiving compensation for Advisory Services, the Compliance Department will review each individual’s prior Contributions before allowing him or her to become an Vontobel Employee.

Duty to Report Violations or Potential Conflicts of Interests

The Corporation’s management and Board of Directors must be informed at all times of matters that may constitute violations of this Code of Ethics, or that may be considered of fraudulent or illegal nature, or potentially injurious to the good reputation of the Corporation or the Vontobel Group. Vontobel Personnel shall have a duty to report such events immediately to the Chief Compliance Officer or the Chief Executive Officer or, if such events concern the Corporation’s management, they should be reported to the Chairman.

Full Disclosure

In responding to requests for information concerning the Corporation’s business practices from the Corporation’s internal or independent accountants and auditors, counsel, regulatory agencies or other third parties, Vontobel Personnel shall be truthful in their communications and shall make full disclosure at all times.

Policy for Portfolio Holding Disclosure

For existing separate, institutional and commingled accounts (or the consultant representing the account), advised and sub-advised portfolios and managed accounts, full portfolio holdings are available upon request by the client or the consultant representing the client. Full portfolio holdings for representative accounts will be disseminated monthly with a 30 day lag to consultant databases, RFP’s, questionnaires, client reports, marketing books, and finals presentations.

Top 10 holdings with portfolio weightings for representative accounts will be disseminated monthly and or quarterly with a 10 day lag to consultant databases, upon client request, questionnaires, RFP’s, quarterly client reports, marketing books, and finals presentations.

Sector, industry, and country weightings will be made available to existing clients upon request as of the most recent month end with no lag. Sector, industry and country weightings for representative accounts will be disseminated monthly with no lag to consultant databases, RFP’s, questionnaires, quarterly client reports, upon client request, marketing books, and finals presentations.

9.3.2.1.6 Personal Securities Transactions

Summary

This Section 4 of the Code of Ethics is based upon Rule 204A-1 under the Advisers Act which requires investment advisers to adopt policies and procedures relating to, among other things, the personal securities transactions of their employees. The key provisions of this Code with respect to personal trading are summarized as follows:

•     Prohibition on investing in initial public offerings
•     Restrictions on investing in private placements
•     Prior written clearance of personal trades
•     Seven-day blackout period
•     Thirty-day ban on short-term trading profits of securities held, or being considered for purchase for the portfolios of Vontobel Clients
•     Full disclosure of all securities trades and securities holdings

o     Prohibited and Restricted Transactions

Rule 204A-1 requires investment advisers to adopt written codes of ethics designed to reflect the business standards and fiduciary obligations of its employees, to prevent fraudulent trading and, further, to use reasonable diligence and institute procedures reasonably necessary to prevent violations of their code of ethics. Vontobel Personnel shall not engage in any act, practice or course of conduct that would violate the provisions of Rule 204A-1 under the Advisers Act or any other provisions of the federal securities laws.

All Vontobel Personnel are considered “access persons” as that term is defined under Rule 204A-1 of the Advisers Act. As may be required by the investment companies for which it acts as adviser or subadviser, Vontobel shall provide periodic reports with respect to the personal securities transactions of its access persons, as well as an annual compliance report.

No Vontobel Personnel shall purchase or sell, directly or indirectly, any security listed on the firm’s Restricted List; except that the prohibitions of this section shall not apply to:

(a)     purchases or sales which are non-volitional on the part of any Vontobel Personnel;

(b)     purchases which are part of an automatic dividend reinvestment or other plan established by any Vontobel Personnel prior to the time the security involved came within the purview of this Code; and,

(c)     purchases effected upon the rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

o     No Vontobel Personnel shall acquire any securities in an initial public offering.

o     No Vontobel Personnel shall acquire securities in a private placement without the prior written approval of the Chief Compliance Officer or other officer designated by the Chief Executive Officer. The request and subsequent decision are made online via a specially designated web form in ETS as described in Section 3.7. In considering a request to invest in a private placement, the Chief Compliance Officer will take into account, among other factors, whether the investment opportunity should be reserved for a Vontobel Client, and whether the opportunity is being offered to a Vontobel Personnel by virtue of his or her position with the Corporation.

•     Blackout Period*

o     No Vontobel Personnel shall execute a securities transaction on a day during which Vontobel Asset Management, Inc. has a pending “buy” or “sell” order in that same security for a Vontobel Client or its own account until that order is executed or withdrawn.

o     Vontobel Personnel are prohibited from purchasing or selling a security within seven (7) calendar days before or after the date on which a transaction in the same security is effected for a Vontobel Client.

Should any Vontobel Personnel make an authorized personal trade within such blackout period, the Chief Compliance Officer (or, in his absence, any officer authorized to approve trades), shall, in his sole discretion and based on his assessment of the facts and circumstances surrounding such personal trade, determine whether the Vontobel Personnel can be deemed to have benefited, or appear to have benefited, from the market effect of the trade for the Vontobel Client. If such officer so determines, the Vontobel Personnel shall cancel the trade or promptly disgorge the imputed profit, if any, from his or her personal trade that shall have accrued between the date thereof and the trade date of the transaction in the same security for the Vontobel Client. Imputed profit shall in all cases mean the difference between the price at which the Vontobel Personnel transacted and the price at which the trade for the Vontobel Client was transacted.

The prohibitions of this section shall not apply to:

(a)     purchases or sales which are non-volitional on the part of either the Vontobel Personnel or the Vontobel Client account;

(b)     purchases or sales which are part of an automatic dividend reinvestment or other plan established by Vontobel Personnel prior to the time the security involved came within the purview of this Code;

__________________________

* The purpose of the blackout period before a client trade is to address front-running violations that occur when personal trades are made shortly before a client trade and benefit from the market effect of that trade. The blackout period after a client trade is intended to allow dissipation of the market effect of the client trade. It is also designed to prevent individuals from benefiting from a trade that is opposite the client trade (e.g., selling a security shortly after a purchase of the same security for a client boosted its price, or purchasing a security shortly after a sale of the same security for a client lowered its price).

(c)     purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired; and,

(d)     purchases or sales on any one day of up to the greater of (i) 2,000 shares or (ii) one (1) percent of the prior ten (10) day average trading volume of any security listed on an exchange and held in a client account (or subsequently purchased for a client’s account). VAMUS’ Chief Compliance Officer along with the firm’s trading desk will review the liquidity of each requested purchase or sale prior to the transaction being approved. No VAMUS employee will be allowed to effect a purchase or sale of a security while a client has a pending purchase or sale order, for that security, until the client’s order is executed or withdrawn.

•     Short-Term Trading

No Vontobel Personnel shall profit from the purchase and sale, or sale and purchase, of the same (or equivalent) securities which are owned by a Vontobel Client or which are being considered for purchase on behalf of Vontobel Clients, within thirty (30) calendar days. Any profits realized on such short-term trades must be disgorged and the profits will be paid to a charity selected by the Chief Compliance Officer and the Chief Executive Officer. The Chief Compliance Officer and any other officer authorized by the Chief Executive Officer to approve trades (see Appendix B) may permit exemptions to the prohibition of this section on a case-by-case basis when no abuse is involved and the circumstances of the subject trades, as they are best able to determine, support an exemption, and shall note the reason for any such exemption in the ETS system. Vontobel Personnel may sell a security covered by this section at a loss within thirty (30) calendar days of purchase, provided, however, that in such instance the Vontobel Personnel may not repurchase the same security in less than thirty (30) calendar days.

•     Prior Written Clearance of Personal Securities Trades and Full Disclosure of Securities Holdings

o     Except with regard to those items listed in Appendix D that have been exempted from the firm’s pre-clearance requirements, all Vontobel Personnel shall obtain authorization of their personal securities transactions prior to executing an order. Via a specially designated web form in ETS, a request must be submitted to one of the officers listed in Appendix B, and such officer must give his authorization prior to the Vontobel Personnel’s placing a purchase or sell order with a broker. Should such officer deny the request, he will give a reason for the denial. An approved request will remain valid for two (2) business days from the date of the approval.

Vontobel has retained a third party service provider, Financial Tracking Technologies, LLC (FTT), to provide web-based automated compliance services. Among a suite of compliance related offerings by FTT, the Vontobel Personnel compliance module, Vontobel Employee

TradeSphere (ETS), is a portal through which Vontobel Employees meet their compliance obligations. Through this secure, web-based platform, Vontobel Employees are able to perform personal trade pre-clearance (See Section 3.7 for more information about ETS).

As with Gifts and Political Contributions, a request for authorization for a personal trade is made on ETS through a 4-step, paperless process:

1.      A Vontobel Personnel enters ETS through a login and password on their website;

2.      After logging in, the Vontobel Personnel locates the new trade tab, the clicking of which opens a web form containing the fields necessary to enter trade data;

3.      Once the necessary trade data have been filled in, the request is then sent electronically for approval or denial to a designated officer (See, Appendix B), who, with the assistance of a database, ultimately determines whether the trade is permissible under Code of Ethics strictures; and,

4.      The decision of the designated officer is then sent via email to the Vontobel Personnel, who may not trade until such decision has been received.

o     Should any Vontobel Personnel make an unauthorized personal trade in a security, he or she may be obliged, without benefit of tax deduction, to sell the position promptly and/or disgorge any imputed or realized profit that shall have accrued between the date of such unauthorized personal trade and the date of disgorgement. Profits disgorged by Vontobel Personnel pursuant to this Code shall be paid to a charity selected by the Chief Compliance Officer and approved by the Chief Executive Officer.

o     Vontobel Personnel shall instruct their broker(s), including the Corporation’s affiliate brokers, to supply the Chief Compliance Officer, on a timely basis (but in no event more than 30 days after the close of the calendar quarter in which the transactions occurred), with duplicate copies of confirmations of all personal securities transactions and copies of all periodic statements for all securities accounts containing securities in which Vontobel Personnel have Beneficial Ownership.

o     The Chief Compliance Officer, or his designee, shall review the personal securities holdings and transaction reports of Vontobel Personnel and evidence such review in writing.

o     The Chief Compliance Officer shall receive and maintain all reports required hereunder.

o     All Vontobel Personnel shall promptly report to the Chief Compliance Officer any apparent violation of this Code. The Chief Compliance Officer shall conduct an investigation into the alleged violation and, in consultation with the CEO, impose whatever sanctions are appropriate under the circumstances. On a semi-annual basis, the Chief Compliance

Officer shall report any violations of the Code to the Board of Directors. The Chief Compliance Officer shall be responsible for maintaining and updating Vontobel’s Code of Ethics.

o     This Code of Ethics, a copy of each report made by Vontobel Personnel, each memorandum made by the Chief Compliance Officer hereunder, and a record of any violation hereof and any action taken as a result of such violation, shall be maintained by the Chief Compliance Officer, as required by Rule 204-2(a)(12) of the Advisers Act.

o     Vontobel Personnel shall disclose their personal securities holdings to the Chief Compliance Officer within ten (10) days of the commencement of employment.

o     Annually, Vontobel Personnel shall be required to certify that they have (a) read and understood the Code, and recognize that they are subject thereto; (b) instructed each financial institution through which they, or any member of their household, effect securities transactions to send duplicate copies of their account statements and trading confirmations to Vontobel; (c) complied with the requirements of the Code; (d) disclosed and reported all personal securities transactions required to be disclosed; and, (e) disclosed all personal securities holdings. Such annual report and certification shall be submitted within thirty (30) days of the end of the calendar year and shall be current as of a date no more than forty-five (45) days before submission.

o     The Chief Compliance Officer shall prepare an annual report to the Corporation’s Board of Directors. Such report shall (a) include a copy of the Code of Ethics; (b) summarize existing procedures concerning personal investing and any changes in the Code’s policies or procedures during the past year; (c) identify any violations of the Code; and, (d) identify any recommended changes in existing restrictions, policies or procedures based upon the Corporation’s experience under the Code, any evolving practices, or developments in applicable laws or regulations.